SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549


                                       FORM 8-K

                                    CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the Securities Act of 1934


          Date of Report (Date of earliest event reported)  February 28,
                                                            ------------
           1994
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                                    WesBanco, Inc.
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                (Exact name of registrant as specified in its charter)


          West Virginia                    0-8467                55-0571723
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          (State or other jurisdiction   (Commission    (IRS Employer
          of incorporation               File Number)   Identification No.)


          1 Bank Plaza, Wheeling, WV                             26003
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          (Address of principal executive offices)               (Zip Code)


          Registrant's telephone number, including area code (304) 234-9000
                                                             --------------


          Former name or former address, if changed since last report Not Applicable
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          Item 2 -- Acquisition or Disposition of Assets
          ------

               On February 28, 1994, WesBanco consummated the acquisition of First Fidelity Bancorp, Inc. through a statutory merger with a wholly owned subsidiary of the Registrant. This acquisition was effected through an exchange of stock of the Registrant. The Registrant has registered 2,094,737 common shares and 10,000 shares of redeemable preferred stock for the purpose of issuance with respect to this acquisition. The acquisition is more fully described in a Registration Statement filed with respect to the registration of the shares under Registration Statement No. 33-72228, which is incorporated herein by reference.


          Item 7 -- Financial Statements, Pro Forma Financial Information
          ------    and Exhibits

               Exhibit -- Incorporated herein by reference is Registrant's Prospectus/Proxy Statement effective November 30, 1993, used in connection with Registration Statement No. 33-72228.

               28 -- Press release dated February 28, 1994, regarding the consummation of the acquisition of First Fidelity Bancorp, Inc. by WesBanco, Inc.


                                      Signatures

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    WesBanco, Inc.
                                    --------------
                                     (Registrant)


          March 1, 1994                      /s/ Edward M. George
          -------------                      ------------------------------
          Date                               Edward M. George
                                             President & Chief Executive
                                             Officer



          Exhibit 28
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          NEWS FOR IMMEDIATE RELEASE

          February 28, 1994
                                             WesBanco, Inc.
                                             1 Bank Plaza
                                             Wheeling, WV  26003

                                             and

                                             First Fidelity Bancorp, Inc.
                                             301 Adams Street
                                             Fairmont, WV  26554

                                             For Further Information
                                             Contact:
                                             Edward M. George
                                             (304) 234-9208
                                             President & CEO,
                                             Wesbanco, Inc.

                                             or

                                             Patrick L. Schulte
                                             (304) 363-1300
                                             President & CEO
                                             First Fidelity Bancorp, Inc.

          WESBANCO, INC. CONSUMMATES MERGER WITH FIRST FIDELITY BANCORP,
          INC.

          Wheeling, WV....WesBanco, Inc., a multi-bank holding company headquartered in Wheeling, West Virginia, (NASDAQ:WSBC) and First Fidelity Bancorp, Inc., a multi-bank holding company headquartered in Fairmont, West Virginia, jointly announced today the consummation of WesBanco's largest merger and acquisition transaction with the merger of First Fidelity with and into a wholly owned subsidiary of WesBanco. The joint announcement was made by Edward M. George, President and Chief Executive Officer of WesBanco and Patrick L. Schulte, President and Chief Executive Officer of First Fidelity.

          First Fidelity, which will become the Central Region of WesBanco, operates four banks in North Central West Virginia. Through 13 offices, it serves the West Virginia Counties of Harrison, Marion and Monongalia.

          With the consummation of the merger, WesBanco now operates 12 banks in West Virginia with 33 offices and one bank in Ohio with five offices. Other West Virginia Counties served include Brooke, Ohio, Preston, Tyler, Wetzel, Wirt, Wood and Kanawha while Belmont and Monroe Counties are served in Ohio.

          As a result of the merger, First Fidelity stockholders received .9 shares of WesBanco, Inc. common stock for each share of common stock held of First Fidelity Bancorp, Inc. Additionally, the existing holders of First Fidelity Series A 8% Cumulative Preferred Stock were issued WesBanco Series A 8% Cumulative Preferred Stock convertible into WesBanco Common Stock at the same conversion rate for common shareholders as would have applied had they converted their preferred stock into First Fidelity Common Stock immediately prior to the merger, and subject to substantially the same terms, conditions and conversion privileges as their existing preferred shares.

          The merger, which was based on a fixed exchange ratio, will be accounted for as a pooling of interests. The transaction is valued at more than $60 million based on the recent market price of $28.25 per share for WesBanco Common Stock.

          Under the terms of the merger, Robert H. Martin, Chairman of the Board of First Fidelity, was named Vice Chairman of the Board of WesBanco and Patrick L. Schulte, President and Chief Executive Officer of First Fidelity, was named Executive Vice President of WesBanco, Inc. Additionally, Mr. Martin will serve as Chairman of the Central Region of WesBanco and Mr. Schulte will serve as President and Chief Executive Officer of the Central Region of WesBanco. Also as a result of the merger, four First Fidelity directors became directors of WesBanco. In addition to Mr. Martin and Mr. Schulte becoming WesBanco officers, they also became directors of WesBanco as well as members of the WesBanco Executive Committee and Mr. Frank K. Abruzzino, President and Chief Executive Officer of First Fidelity affiliate, FirstBank Shinnston, Shinnston, West Virginia, and Earl C. Atkins, Chairman of the Board of First Fidelity affiliate, Central National Bank, Morgantown, West Virginia, were also named to the Wesbanco Board.

          Had the merger been consummated on December 31, 1993, WesBanco's total assets, deposits, gross loans and shareholders' equity would have approximated $1.347 billion, $1.113 billion, $747 million and $157 million, respectively.